As filed with the Securities and Exchange Commission on December 7, 2018

Registration No. 333-221949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forest City Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	47-4113168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

127 Public Square, Suite 3200

Cleveland, Ohio 44114

(216) 621-6060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ketan K. Patel

127 Public Square, Suite 3200

Cleveland, Ohio 44114

(216) 621-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Michael J. Zeidel

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒

Accelerated filer	☐

Non-accelerated filer	☐

Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TABLE OF CONTENTS

DEREGISTRATION OF SECURITIES	1
SIGNATURES	2

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DEREGISTRATION OF SECURITIES

On December 8, 2017, Forest City Realty Trust, Inc., a Maryland corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) an automatically effective Registration Statement on Form S-3 (File No. 333-221949) (the “Registration Statement”) for the registration of Class A common stock, par value $0.01 per share, senior debt securities, senior subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares, warrants and units (collectively, the “Securities”).

On July 30, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, Antlia Holdings LLC, a Delaware limited liability company (“Parent”), and Antlia Merger Sub Inc., a Maryland corporation (“Merger Sub”). On December 7, 2018, pursuant to the Merger Agreement, following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”), and each share of Class A common stock of the Registrant issued and outstanding immediately prior to the Effective Time (other than any shares of Class A common stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, in each case not held on behalf of third parties) was automatically canceled and converted into the right to receive an amount in cash equal to $25.35. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s Securities pursuant to the Registration Statement.

In compliance with the Registrant’s undertaking in Part II, Item 17(3) of the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all securities of the Registrant that remain unsold and are covered by the Registration Statement on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, the State of Ohio, on December 7, 2018.

FOREST CITY REALTY TRUST, INC.

By:	/s/ Ketan Patel
Ketan Patel
General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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